EXHIBIT 1

FOR IMMEDIATE RELEASE

Contacts:

Matthew Sherman / Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

         THE COMMITTEE OF CONCERNED SHAREHOLDERS OF THE CHILDREN'S PLACE
                    SENDS LETTER TO THE COMPANY'S ASSOCIATES

New York - July 20, 2009 -The Committee of Concerned Shareholders of The Children's Place, which collectively owns approximately 22% of the outstanding shares of The Children's Place Retail Stores, Inc. (Nasdaq: PLCE), today sent the following letter to the Company's associates:

      July 20, 2009

      To All Associates of The Children's Place:

      We were made aware today--just 11 days prior to the Annual Meeting--that many of you (over 300 individuals) hold The Children's Place shares in a company-sponsored 401(k) plan. Despite the Company's legal obligation to inform us months ago as to how to communicate with 401(k) plan participants, the Company failed to provide us with this information until we were forced to threaten a lawsuit against the Company, less than one week prior to the plan's current voting deadline. In contrast, we understand that the Company has mailed multiple White proxies to plan participants.

      Furthermore, we were appalled to learn that at least one plan participant who requested a GOLD proxy card from the plan trustee was told to speak to the Company's HR department. To add insult to injury, not only does it appear that the Company has tried to disenfranchise you of your right to vote a GOLD proxy card, we understand that the Company has the right to vote shares under the plan as they see fit to the extent any such shares are not voted by the employee participants.

      The Committee is working to get all employee plan participants our proxy materials and GOLD proxy card as quickly as possible in order to enfranchise all plan participants with the right to vote the GOLD proxy card.

      If you have already signed a White proxy card, you have every right to change your vote by using the GOLD proxy card. Only your latest-dated vote will be counted.

      Once you have reviewed the Committee's proxy materials, if you have any questions about voting your shares, please call the firm assisting us in soliciting proxies, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

      Thank you for your support.

      Sincerely yours,

      /s/ Ezra Dabah
      Ezra Dabah, on behalf of
      THE COMMITTEE OF CONCERNED SHAREHOLDERS OF THE CHILDREN'S PLACE


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Moelis & Company is serving as financial advisor and Cadwalader, Wickersham &
Taft LLP is serving as legal counsel for the Committee.

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                                  TIME IS SHORT

               To ensure your vote is counted, we urge you to vote
                         by telephone or Internet TODAY.
           If you have questions about how to vote your shares, please contact the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED
                   Shareholders Call Toll-Free: (888) 750-5834

                                    IMPORTANT
                  We urge you NOT to sign any White proxy card
                      sent to you by The Children's Place.
    If you have already done so, you have every right to change your vote by using the enclosed GOLD proxy card to vote TODAY--by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

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Important Information

In connection with The Children's Place's 2009 Annual Meeting of Shareholders, the Committee filed a definitive proxy statement on Schedule 14A with the SEC on June 17, 2009 containing information about the solicitation of proxies for use at The Children's Place's 2009 Annual Meeting of Shareholders. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of The Children's Place on or about June 17, 2009. SHAREHOLDERS OF THE CHILDREN'S PLACE ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. The Committee may file other additional proxy solicitation material in connection therewith from time to time. The definitive proxy statement and other documents relating to the solicitation of proxies by the Committee will be available at no charge on the SEC's website at http://www.sec.gov. In addition, the Committee will provide copies of the definitive proxy statement and other relevant documents without charge upon request. Request for copies should be directed to our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834.

Ezra Dabah, Renee Dabah, Stanley Silverstein, Raine Silverstein, Barbara Dabah, Gila Goodman, Raphael Benaroya, Jeremy Fingerman, Ross Glickman and Emanuel Pearlman may be deemed to be participants in the solicitation of proxies with respect to the Committee's nominees. Information about each of the participants is available in the definitive proxy statement filed by the Committee with the SEC on June 17, 2009 in connection with the solicitation of proxies for the 2009 annual meeting of The Children's Place shareholders. Information about the participants' direct or indirect interests in the matters to be considered at the 2009 annual meeting of Shareholders of The Children's Place, including by security ownership or otherwise, is also contained in the definitive proxy statement.


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